Exhibit 8(b)(ii)

                        SHAREHOLDER INFORMATION AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2"), whichever is later, by and between AMERICAN CENTURY INVESTMENT SERVICES, INC. ("ACIS"), and the party signing below ("Intermediary").

         WHEREAS, Intermediary offers or otherwise makes available American Century mutual funds (the "Funds") to or for clients of Intermediary; and

         WHEREAS, pursuant to Rule 22c-2, ACIS is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in omnibus accounts and submits orders directly to the Funds' transfer agent or to a registered clearing agency; and

         WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

         1. Agreement to Provide Shareholder Information. Intermediary agrees to provide a requesting Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

                  (a) Period Covered by Request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, but shall not make a request for any information older than 12 months from the date of the request.

                  (b) Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than ten
         (10) business days, after receipt of a request. If the requested information is not on Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2.

                  (c) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Intermediary.

         2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by the Fund for a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  (a) Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                  (b) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten
         (10) business days after receipt of the instructions by Intermediary.

                  (c) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

         3. Definitions. For purposes of this Agreement:

                  (a) The term "Fund" includes each fund's principal underwriter
         (ACIS) and transfer agent (American Century Services Corporation). The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b).

                  (b) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by Intermediary.

                  (c) The term "Shareholder" means (i) for all Intermediaries other than retirement plan recordkeepers or insurance companies, the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name; (ii) for all Intermediaries that are retirement plan recordkeepers, the Plan participant, notwithstanding that the Plan may be deemed to be the beneficiary owner of Shares; and
         (iii) for all Intermediaries that are insurance companies, the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary.

                  (d) The term "written" includes electronic writings and facsimile transmissions.

         4. Termination. This Agreement may be terminated by either party on sixty (60) days' written notice. Upon termination of this Agreement, any other agreement between Intermediary and ACIS or any affiliate of ACIS will terminate automatically, and Intermediary will no longer be permitted to offer or otherwise make available the Funds; provided, however, that if Rule 22c-2 is amended or rescinded such that ACIS is no longer required to have such agreements in place, such other agreements will not automatically terminate.

         5. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the latest date set forth below.


AMERICAN CENTURY INVESTMENT         The Lincoln National Life Insurance Company
SERVICES, INC.

By:     /s/ Cindy A. Tilton         By: /s/ Kelly D. Clevenger
Name:   Cindy A. Tilton             Name:    Kelly D. Clevenger
Title:  Vice President              Title:   Vice President
Date:   4-9-07                      Date:    3/30/07


                                    Lincoln Life & Annuity Company of New York


                                    By:      /s/ Kelly D. Clevenger
                                    Name:    Kelly D. Clevenger
                                    Title:   Second Vice President
                                    Date:    3/30/07

                                    Contact Name:  Jennifer Krouse
                                    Address:  Lincoln Financial Group
                                              1300 S. Clinton Street
                                              Fort Wayne IN  46802
                                    Phone No:   260-455-4384
                                    Email address:  jkrouse@Lfg.com


If Intermediary trades through the NSCC, provide assigned NSCC trading numbers:

American Century Assigned Trading Numbers:  Dealer # 7002003

                                            TPA #
                                                -----------------

Service Reimbursement Addendum

                                  Amendment to
                  Rule 22c-2 Shareholder Information Agreement


This Amendment to the Rule 22c-2 Shareholder Information Agreement dated April 16, 2007 between The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York ("Intermediary") and American Century Investment Services, Inc. ("Fund Agent") is effective as of October 16, 2007, regardless of when executed.

         WHEREAS, the Fund Agent wishes to utilize the services of a third party vendor to handle certain shareholder and account information; and

         WHEREAS, the parties desire to provide for confidential treatment of shareholder information.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. The following paragraph is added to the Agreement as a new paragraph to
Section 1:

                  Use of Third Party Vendor. The Fund Agent authorizes Intermediary to transfer certain shareholder and account information to Sungard Institutional Products, Inc. ("Vendor") to assist in gathering, maintaining and analyzing such information by utilizing data warehousing, analytics, and administrative tools. Fund Agent may authorize Vendor to deliver instructions to Intermediary with respect to the delivery of shareholder information to Vendor.

2. The paragraph entitled Limitation on Use of Information in Section 1 of the Agreement is hereby deleted and replaced with the following:

                  Limitation on Use of Information. Unless the Intermediary provides prior written consent, Fund Agent and Vendor agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.


AMERICAN CENTURY INVESTMENT
SERVICES, INC.


By:      /s/ Cindy A. Johnson
    --------------------------------
Name: Cindy A. Johnson
Title:   Vice President
Date: 10/20/08





THE LINCOLN NATIONAL LIFE INSURANCE         LINCOLN LIFE & ANNUITY COMPANY OF
COMPANY                                     NEW YORK


By:      /s/ Kelly D. Clevenger            By:      /s/ Kelly D. Clevenger
    --------------------------------        -------------------------------
Name:    Kelly D. Clevenger                Name:  Kelly D. Clevenger
Title: Vice President                      Title:  Second Vice President